UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2021

Outset Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39513	20-0514392
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3052 Orchard Dr.

San Jose, California 95134

(669) 231-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreement.

On April 8, 2021, Outset Medical, Inc. (the “Company”) entered into an Underwriting Agreement with Morgan Stanley & Co. LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC as representatives of the underwriters named in Schedule A therein (collectively, the “Underwriters”) (the “Underwriting Agreement”), pursuant to which the Company agreed to issue and sell 2,500,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and certain selling stockholders agreed to sell 3,444,859 shares of Common Stock, in an underwritten public offering (the “Public Offering”). Pursuant to the Underwriting Agreement, the Company and the selling stockholders also granted the underwriters a 30-day option to purchase up to an additional 891,728 shares of our Common Stock at the public offering price, less underwriting discounts and commissions, which option was exercised in full prior to the closing of the offering. On April 9, 2021, the Underwriters fully exercised their option to purchase an additional 891,728 shares of Common Stock from the Company and such selling stockholders. The securities were issued to the public at the price of $53.50 per share pursuant to a registration statement on Form S-1 (File No. 333-255062), which was declared effective on April 6, 2021 and a registration statement on Form S-1 (File No. 333-255141) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which was declared effective immediately upon filing in order to increase the size of the Public Offering (together, the “Registration Statement”).

On April 13, 2021, the Public Offering closed, which included the issuance and sale of the shares of the Company’s Common Stock pursuant to the full exercise of the Underwriters’ option to purchase additional shares pursuant to the Underwriting Agreement, resulting in net proceeds to the Company of approximately $149.7 million, after deducting the underwriting discounts and commissions and before expenses payable by the Company. The Company did not receive any of the proceeds from the sale of the shares of Common Stock offered by the selling stockholders.

The Underwriting Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s officers and directors and each of the selling stockholders have entered into lock-up agreements with the Underwriters pursuant to which each of them has agreed not to, for a period of 60 days, in the case of the Company’s officers and directors, and 45 days, in the case of the selling stockholders, from the effective date of the Registration Statement, offer, sell, transfer or otherwise dispose of the Company’s securities without the prior consent of the Underwriters, subject to limited exceptions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and qualified by, the full text of the agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated by reference herein. The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties.

Item 8.01 Other Events.

On April 9, 2021, the Company issued a press release announcing the pricing of the Public Offering. A copy of the press release is attached hereto as Exhibit 99.1.

On April 13, 2021, the Company issued a press release announcing the closing of the Public Offering. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated April 8, 2021

99.1	Press Release

99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outset Medical, Inc.
Dated: April 13, 2021	By:	/s/ Rebecca Chambers
	Name:	Rebecca Chambers
	Title:	Chief Financial Officer